UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                            -------------------------


                                    FORM 8-K

                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

                            -------------------------


                     Date of Report
                     (Date of earliest
                     event reported):            March 8, 2000



                           Northland Cranberries, Inc.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


          Wisconsin               0-16130                 39-1583759
       ---------------        ----------------        -------------------
       (State or other        (Commission File           (IRS Employer
       jurisdiction of            Number)             Identification No.)
       incorporation)


                      800 First Avenue South, P.O. Box 8020
                     Wisconsin Rapids, Wisconsin 54495-8020
        -----------------------------------------------------------------
           (Address of principal executive offices including zip code)


                                 (715) 424-4444
                       ----------------------------------
                         (Registrant's telephone number)



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Item 2.   Acquisition or Disposition of Assets.

          On March 8, 2000, Northland Cranberries, Inc. (the "Company") consummated the previously announced sale of its private label juice business to Cliffstar Corporation ("Cliffstar"), based in Dunkirk, New York, pursuant to the terms of an Asset Purchase Agreement, dated as of January 5, 2000, and First Amendment to Asset Purchase Agreement, dated as of March 8, 2000, by and between the Company and Cliffstar (together, the "Agreement"), which are filed as exhibits to this Current Report on Form 8-K and which are incorporated by reference herein.

          The private label juice business assets sold by the Company consisted primarily of finished goods and work-in-process inventories, raw materials inventories consisting of labels and ingredients that relate to customers of the private label juice business (other than cranberry juice and cranberry juice concentrates), certain trademarks (MINOT, CONWAY'S and MIN-OT) and goodwill, contracts relating to the purchase of raw materials inventory and the sale of products, and 135,000 gallons of cranberry juice concentrate. No plants or equipment were included in the sale. Cliffstar also assumed certain liabilities under purchased contracts. The Company's private label juice business represented approximately $43 million of its $237 million in fiscal 1999 revenues.

          In connection with the sale, the Company received Cliffstar's unsecured, subordinated promissory note for $28 million which will be amortized over six years and bears interest at a rate of 10% per annum, as well as approximately $6.3 million in cash related to inventory transferred to Cliffstar on the closing date. The Company will also receive additional amounts related to inventory following completion of a transition period and final inventory adjustments, as well as approximately $3.5 million in installment payments over the remainder of the year 2000 for cranberry concentrate sold to Cliffstar. Additionally, the Agreement provides that Cliffstar will make certain annual earn-out payments to the Company for a period of six years from the closing date based generally on operating profit from Cliffstar's sale of cranberry juice, cranberry juice cocktail and drinks, blended cranberry juice and blended cranberry juice cocktail and drinks. Cliffstar has a one-time option to terminate its obligation to make earn-out payments to the Company under certain circumstances. That option is exerciseable at any time prior to the last day of the 30th calendar month after the closing. If Cliffstar elects to terminate the earn-out obligation, it will be required to make a termination payment equal to $50,000,000 less all principal payments made on the aforementioned promissory note up to the date of such termination.

          The Company and Cliffstar also entered into:

          o a Non-Competition Agreement pursuant to which the Company agreed not to compete with Cliffstar in the United States and Canada in the private label juice business for the period during which Cliffstar is making earn-out payments to the Company and for two years thereafter;

          o a Cranberry Purchase and Supply Agreement pursuant to which Cliffstar agreed to purchase a minimum of 150,000 barrels of cranberries from the Company (subject to downward adjustment of either quantity or price in certain circumstances) each year during the period in which Cliffstar is making earn-out payments to the Company, commencing with the twelve month period beginning November 1, 2000;

          o a Trademark License Agreement pursuant to which the Company licensed back from Cliffstar the use of the Minot name for cranberry sauce and non-juice private label purposes; and

          o a CoPacking Agreement pursuant to which the Company agreed to pack specified quantities of Cliffstar juice products during each year of the period in which Cliffstar is making earn-out payments to the Company.

          The Company and Cliffstar also agreed to negotiate in good faith to enter into a Cranberry Sauce Agreement pursuant to which Cliffstar would be the exclusive sales representative for the Company for the sale of private label and Minot brand cranberry sauce for an indefinite term and terminable on 3 years advance notice.

          As a result of the sale, Northland expects to realize an after-tax gain on sale of approximately $1.2 million, or approximately $.06 per fully diluted share.

          The purchase price paid for the assets was based on arms-length negotiations between the Company and Cliffstar.

Item 7    Financial Statements and Exhibits.

          (b) The Company will provide pro forma financial information required by Item 7 by amendment to this Current Report on Form 8-K within sixty days of the date hereof.

          (c)  The Company  has filed the  exhibits  listed in the  accompanying
Exhibit Index as part of this Current Report on Form 8-K.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       NORTHLAND CRANBERRIES, INC.



Date:  March 23, 2000                  By: /s/  John Swendrowski
                                          -------------------------------------
                                           John Swendrowski
                                           Chairman and Chief Executive Officer

                           NORTHLAND CRANBERRIES, INC.

                            EXHIBIT INDEX TO FORM 8-K
                           Report Dated March 8, 2000


Exhibit
  No.                              Description
-------                            -----------

 (2.1) Asset Purchase Agreement, dated as of January 5, 2000, by and among Northland Cranberries, Inc. and Cliffstar Corporation.*

 (2.2)    First  Amendment  to Asset  Purchase  Agreement,  dated as of March 8,
          2000,  by  and  among  Northland   Cranberries,   Inc.  and  Cliffstar
          Corporation.










--------------------------

* The schedules and exhibits to this document are not being filed herewith. The registrant agrees to furnish supplementally a copy of any such schedule or exhibit to the Securities and Exchange Commission upon request.